UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2012

THE PMI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-13664	94-3199675
(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California	94597-2098
(Address of Principal Executive Offices)	(Zip Code)

(925) 658-7878

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 7.01 Regulation FD Disclosure.

On October 31, 2012, The PMI Group, Inc. (“TPG”) informed the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), that it and the Official Committee of Unsecured Creditors in TPG’s Chapter 11 bankruptcy case (the “Creditors’ Committee”) have reached a settlement in principle with TPG’s subsidiary PMI Mortgage Insurance Co. (“MIC”) and the receiver for MIC (the “Receiver” and, together with MIC, TPG and the Creditors’ Committee, the “Parties”), with respect to certain economic issues that were in dispute among the Parties. The settlement remains subject to completion of definitive documentation.

The general terms of the settlement are as follows:

1. With respect to the approximately $2.2 billion in net operating loss carryforwards at issue among the Parties, MIC will pay TPG $20 million for the exclusive use of $1 billion of such net operating loss carryforwards and TPG will have the use of the remaining $1.2 billion of net operating loss carryforwards. MIC and TPG will remain consolidated in the tax group. MIC will have the right to direct the use of its $1 billion in net operating losses. MIC will also have the right to direct the use of any net operating losses subsequently generated by MIC. TPG and MIC will amend the tax sharing agreement and any other necessary documentation or filings among them to reflect this consensual arrangement.

2. TPG is in the process of voluntarily terminating its pension plan. It is expected that the underfunding of this plan upon termination would require a payment to the plan of approximately $15 million to $20 million. TPG will pay the administrative fees and costs associated with continuing the standard termination and MIC will pay the funding shortfall.

3. TPG has three reinsurance subsidiaries to which MIC and certain of its subsidiaries have ceded risk on mortgage pools or mortgages. These reinsurance subsidiaries currently have approximately $82 million in cash. Under the proposed settlement, all of the risk at the reinsurance subsidiaries will be commuted for a payment to MIC of the cash in the reinsurance subsidiaries other than $32 million, which will remain for TPG’s benefit. Following completion of the settlement, TPG’s reinsurance subsidiaries will no longer reinsure MIC or its subsidiaries.

4. Both TPG and MIC have asserted an entitlement to the distribution on an allowed claim in the liquidation of Reliance Insurance Company in an approximate amount of $1.88 million. The Parties agreed that TPG will release its asserted claim to the distribution and MIC will own any right to that distribution.

5. In connection with the sale in 2008 by MIC of its Australian operations to QBE Insurance Group Limited (“QBE”), both TPG and MIC have asserted an entitlement to a potential claim against QBE in the approximate amount of $2.5 million under the sale agreement with QBE. The Parties agreed that MIC will release its asserted claim to any recovery from QBE with respect to that matter.

6. The Parties will agree to a mutual waiver and release of any and all other claims, including the claims that MIC has filed against the TPG estate with the Bankruptcy Court.

7. In addition, the Parties may include in the settlement other items, if they can reach agreement on them.

8. The settlement is subject to approval by the Bankruptcy Court and the Superior Court of the State of Arizona in and for the County of Maricopa (the “Arizona Court”), in which MIC’s rehabilitation proceeding is pending.

There can be no assurance that the Parties will reach agreement on the definitive documents necessary to complete the settlement or will receive the approvals of the Bankruptcy Court and the Arizona Court that are necessary to effectuate the settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2012	The PMI Group, Inc.
(Registrant)

	By:	/s/ L. Stephen Smith
L. Stephen Smith
Chief Executive Officer